Exhibit 99

News Release

Contact

Bev Fleming, Investor Relations

(312) 444-7811

or

Richard Jurek, Public Relations

(312) 444-5281

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS RECORD 2005 FIRST QUARTER EARNINGS OF $.63 PER SHARE, UP 11% FROM THE PRIOR YEAR.

(Chicago, April 19, 2005) Northern Trust Corporation today reported record net income per common share of $.63 for the first quarter, an increase of 11% from $.57 per share earned a year ago. Net income increased 9% to a record $139.1 million, up from $127.5 million earned in the first quarter of last year. This performance resulted in a return on average common equity of 17.06%.

William A. Osborn, Chairman and Chief Executive Officer, commented, “We are pleased with this quarter’s outstanding revenue and earnings growth. This performance was driven by record fee income, strong net interest income growth, and disciplined cost management. We achieved record levels of assets under custody, which rose 18% to $2.6 trillion, and assets under management, which increased 13% to $589 billion, reflecting our continued success in the marketplace. During the quarter we completed our acquisition of Baring Asset Management’s Financial Services Group. This acquisition significantly enhances our global capabilities, intellectual capital and client base, and accelerates our already strong growth prospects.”

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FINANCIAL SERVICES GROUP ACQUISITION

On March 31, 2005, Northern Trust closed its acquisition of Baring Asset Management’s Financial Services Group (FSG) from ING Group N.V. (The Netherlands). Under the terms of the agreement, the purchase price totaled 260 million British pounds Sterling (approximately $500 million inclusive of transaction costs) and is subject to adjustment 120 days after closing to reflect changes in certain defined revenues. Balance sheet assets of FSG at March 31, 2005, totaled approximately $3.7 billion. FSG total revenues on a stand-alone basis were approximately $160 million in 2004. No revenues and expenses of FSG are included in Northern Trust’s operating results, although certain initial integration costs, totaling $2.1 million, are included in the current quarter’s operating expenses. FSG had approximately $70 billion in funds under administration, $33 billion in custody, and $32 billion in trust assets as of March 31, 2005. The acquisition of FSG, including approximately $25 million of estimated 2005 integration costs, is expected to reduce earnings per share by approximately $.04 to $.06 in 2005.

FIRST QUARTER PERFORMANCE HIGHLIGHTS

Revenues of $621.1 million were up 7% from last year’s first quarter. The revenue improvement reflects record trust, investment and other servicing fees of $357.2 million in the quarter, up 9% from the first quarter of last year, and a 13% increase in net interest income to $171.7 million. Trust, investment and other servicing fees represented 58% of total first quarter revenues, and total fee-related income represented 72% of total revenues.

Trust, investment and other servicing fees from Corporate & Institutional Services (C&IS) in the quarter were up 11% to $184.7 million from the year-ago quarter reflecting strong growth in all products and services, improved equity markets and new business. Custody fees increased 16% to $76.0 million for the quarter, with strong growth in global custody revenues, while fees from asset management grew 2% to $59.3 million. Securities lending fees totaled $34.0 million, up 22% compared with last year’s first quarter, primarily reflecting higher volumes. C&IS assets under custody totaled $2.41 trillion at March 31, 2005 compared with $2.34 trillion at December 31, 2004 and $2.02 trillion at March 31, 2004. C&IS assets under management totaled $477.5 billion compared with $461.5 billion at December 31, 2004 and $414.3 billion at March 31, 2004.

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FIRST QUARTER PERFORMANCE HIGHLIGHTS (continued)

Assets under custody include $1.03 trillion of global custody assets, an increase of 29% compared with $797 billion one year ago.

Trust, investment and other servicing fees from Personal Financial Services (PFS) in the quarter increased 7% and totaled $172.5 million compared with $161.6 million a year-ago. The increase in PFS fees resulted primarily from improved equity markets and new business. Revenue growth was broad-based, with all states and our Wealth Management Group reporting year-over-year increases in fees. PFS assets under custody totaled $209.9 billion at March 31, 2005, compared with $209.3 billion at December 31, 2004 and $193.7 billion at March 31, 2004. Of the total assets under custody, $111.1 billion is managed by Northern Trust compared with $110.4 billion at December 31, 2004 and $106.5 billion at March 31, 2004.

Foreign exchange trading profits were $38.2 million in the quarter compared with $41.4 million in the first quarter of last year. The decline reflects reduced volatility in currency markets, particularly in the major European currencies, partially offset by increased client activity. Treasury management fees in the quarter were $19.7 million compared with $23.0 million in the same quarter last year. Approximately 50% of this decrease was offset by improved net interest income as clients opted to pay for services via compensating balances. Revenues from security commissions and trading income were $14.1 million, down 3% from the prior year. Other operating income was $20.1 million for the first quarter compared with $19.7 million in the same period last year.

Net interest income for the quarter stated on a fully taxable equivalent basis, totaled $171.7 million, up 13% from $151.7 million reported in the prior year quarter, reflecting both net interest margin improvement and an increase in average earning assets. The net interest margin increased to 1.79% from 1.73% in the prior year quarter. The improved margin is largely due to wider spreads earned on short-term and floating rate loans as yields on these assets increased more than the cost of retail deposit funding sources. Total average earning assets of

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FIRST QUARTER PERFORMANCE HIGHLIGHTS (continued)

$39.0 billion were 11% higher than a year ago, with the increase concentrated in securities and money market assets. Securities increased 15% and averaged $9.3 billion, with the increase concentrated primarily in short-term U.S. government sponsored agency and asset-backed securities. Average money market assets increased 18% to $11.6 billion, while average loans increased 5% to $18.1 billion.

The reserve for credit losses increased by $.4 million in the quarter to $139.7 million, reflecting net recoveries. There was no provision for credit losses in the quarter. Nonperforming loans totaled $34.0 million at March 31, 2005, up from $32.9 million at December 31, 2004 and down from $71.6 million at March 31, 2004. There was a $5.0 million negative provision in the prior year first quarter and net charge-offs totaled $.7 million. The reserve for credit losses of $139.7 million included $8.6 million allocated to loan commitments and other off-balance sheet exposures. The remaining $131.1 million reserve assigned to loans and leases at March 31, 2005 represented a reserve to loan ratio of .69% compared with .73% at December 31, 2004 and .84% a year ago. Nonperforming loans of $34.0 million at quarter-end represented .18% of total loans and were covered 3.9 times by the reserve assigned to loans and leases.

Noninterest expenses totaled $395.0 million for the quarter, up 5% from $377.2 million in the year-ago quarter. FSG integration related costs totaled $2.1 million in the current quarter.

Compensation and employee benefit expenses totaled $224.6 million, up 10% compared with last year. These expenses reflect annual salary increases, higher incentive compensation and increased pension and health care costs. Staff on a full-time equivalent basis at March 31, 2005 totaled 8,844 compared with 7,994 a year ago. Staffing level increases were primarily the result of the March 31, 2005 addition of 785 FSG staff. Other staff increases were related to staffing for new offices and other strategic initiatives.

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FIRST QUARTER PERFORMANCE HIGHLIGHTS (continued)

Other expense categories totaled $170.4 million, down 2% from $173.4 million last year. The decrease reflects lower expenses associated with operating risks related to servicing and managing financial assets, which included an $11.6 million loss in the first quarter of last year from securities processing activities related to a stock conversion offer. The current quarter’s lower expenses were partially offset by higher employee relocation and hiring costs, increased business promotion, investments in technology that increased software amortization, and fees for global subcustody and asset management sub-advisor services.

BALANCE SHEET

Balance sheet assets averaged $43.6 billion for the quarter, up 10% from last year’s first quarter average of $39.5 billion. The securities portfolio averaged $9.3 billion, up 15% from last year, while money market assets averaged $11.6 billion, up 18%. Loans and leases averaged $18.1 billion for the quarter, up 5% from the prior year.

FSG related assets totaled $3.7 billion at March 31, 2005 and included $2.9 billion in money market assets, $367 million in loans, and $332 million in goodwill and other intangible assets.

Residential mortgages averaged $8.1 billion in the quarter, up 2% from the prior year’s first quarter, and represented 45% of the total average loan portfolio. Commercial and industrial loans averaged $3.5 billion, up 3% from $3.4 billion last year, while personal loans increased 13% to average $2.9 billion compared with $2.5 billion in last year’s first quarter.

Common stockholders’ equity averaged a record $3.3 billion, up 8% from last year’s first quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. During the quarter, the Corporation acquired 836,779 shares at a cost of $36.4 million. An additional 5.9 million shares are authorized for purchase after March 31, 2005 under the previously announced share buyback program.

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FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effects of any extraordinary events and various other matters (including developments in litigation and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “strategy,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2004 Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, changes in U.S. and worldwide securities markets, changes in foreign exchange rates, Northern Trust’s success in executing various parts of its business plans, including controlling expenses, the impact of the divestiture or discontinuance of portions of Northern Trust’s business, operating and technology risks (including material systems interruptions, human errors or omissions, fraud, and breaches of internal controls), risks associated with regulatory changes, and risks and uncertainties inherent in the regulatory and litigation processes. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

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WEBCAST OF FIRST QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s first quarter earnings conference call will be webcast live on April 19, 2005. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 9:00 a.m. CDT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 1:00 p.m. CDT on April 19, 2005 through 6:00 p.m. CDT on April 26, 2005. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	FIRST QUARTER
	2005	2004	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$357.2	$327.9	9%
Foreign Exchange Trading Profits	38.2	41.4	(8)
Treasury Management Fees	19.7	23.0	(15)
Security Commissions & Trading Income	14.1	14.5	(3)
Other Operating Income	20.1	19.7	2
Investment Security Transactions	0.1	—	N/M

Total Noninterest Income	449.4	426.5	5

Interest Income (Taxable Equivalent)	357.8	267.6	34
Interest Expense	186.1	115.9	61

Net Interest Income (Taxable Equivalent)	171.7	151.7	13

Total Revenue (Taxable Equivalent)	621.1	578.2	7

Noninterest Expenses
Compensation	178.2	165.4	8
Employee Benefits	46.4	38.4	21
Occupancy Expense	30.3	30.7	(1)
Equipment Expense	19.3	20.1	(4)
Other Operating Expenses	120.8	122.6	(2)

Total Noninterest Expenses	395.0	377.2	5

Provision for Credit Losses	—	(5.0)	(100)
Taxable Equivalent Adjustment	14.3	13.2	8

Income before Income Taxes	211.8	192.8	10
Provision for Income Taxes	72.7	65.3	11

NET INCOME	$139.1	$127.5	9%

Per Common Share
Net Income
Basic	$0.64	$0.58	10%
Diluted	0.63	0.57	11

Return on Average Common Equity	17.06%	16.74%
Average Common Equity	$3,304.6	$3,062.5	8%
Return on Average Assets	1.29%	1.30%

Common Dividend Declared per Share	$0.21	$0.19	11%

Average Common Shares Outstanding (000s)
Basic	218,454	220,103
Diluted	221,658	224,384
Common Shares Outstanding (EOP)	218,636	220,389

(*)	Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

Note: The discontinued operations of Northern Trust Retirement Consulting, LLC have been incorporated into the consolidated results of Northern Trust.

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	FIRST QUARTER 2005	FOURTH QUARTER 2004	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$357.2	$338.7	5%
Foreign Exchange Trading Profits	38.2	42.6	(10)
Treasury Management Fees	19.7	20.0	(2)
Security Commissions & Trading Income	14.1	11.7	21
Other Operating Income	20.1	25.3	(21)
Investment Security Transactions	0.1	0.1	0

Total Noninterest Income	449.4	438.4	3

Interest Income (Taxable Equivalent)	357.8	341.3	5
Interest Expense	186.1	176.6	5

Net Interest Income (Taxable Equivalent)	171.7	164.7	4

Total Revenue (Taxable Equivalent)	621.1	603.1	3

Noninterest Expenses
Compensation	178.2	167.8	6
Employee Benefits	46.4	46.7	(1)
Occupancy Expense	30.3	29.3	3
Equipment Expense	19.3	22.8	(15)
Other Operating Expenses	120.8	132.9	(9)

Total Noninterest Expenses	395.0	399.5	(1)

Provision for Credit Losses	—	(10.0)	(100)
Taxable Equivalent Adjustment	14.3	14.1	1

Income before Income Taxes	211.8	199.5	6
Provision for Income Taxes	72.7	66.9	9

NET INCOME	$139.1	$132.6	5%

Per Common Share
Net Income
Basic	$0.64	$0.61	5%
Diluted	0.63	0.60	5

Return on Average Common Equity	17.06%	16.29%
Average Common Equity	$3,304.6	$3,236.5	2%
Return on Average Assets	1.29%	1.19%

Common Dividend Declared per Share	$0.21	$0.21	0%

Average Common Shares Outstanding (000s)
Basic	218,454	218,816
Diluted	221,658	222,352
Common Shares Outstanding (EOP)	218,636	219,068

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	MARCH 31
	2005	2004	% Change (*)
Assets
Money Market Assets	$14,473.4	$10,428.3	39%
Securities
U.S. Government	33.5	102.7	(67)
Government Sponsored Agency and Other	7,849.1	7,595.1	3
Municipal	928.5	932.5	N/M
Trading Account	10.2	5.7	81

Total Securities	8,821.3	8,636.0	2
Loans and Leases	18,937.7	17,073.6	11

Total Earning Assets	42,232.4	36,137.9	17
Reserve for Credit Losses Assigned to Loans	(131.1)	(143.4)	(9)
Cash and Due from Banks	2,277.7	1,417.4	61
Trust Security Settlement Receivables	268.5	284.7	(6)
Buildings and Equipment, net	480.7	491.4	(2)
Other Nonearning Assets	2,633.1	1,990.9	32

Total Assets	$47,761.3	$40,178.9	19%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$9,265.4	$9,189.2	1%
Other Time	370.8	295.5	25
Foreign Office Time	18,523.5	13,696.4	35

Total Interest-Bearing Deposits	28,159.7	23,181.1	21
Borrowed Funds	5,544.3	5,304.9	5
Senior Notes and Long-Term Debt	1,708.9	1,490.7	15

Total Interest-Related Funds	35,412.9	29,976.7	18
Demand & Other Noninterest-Bearing Deposits	6,937.0	5,266.5	32
Other Liabilities	2,050.0	1,817.3	13

Total Liabilities	44,399.9	37,060.5	20
Common Equity	3,361.4	3,118.4	8

Total Liabilities and Stockholders’ Equity	$47,761.3	$40,178.9	19%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	MARCH 31 2005	DECEMBER 31 2004	% Change (*)
Assets
Money Market Assets	$14,473.4	$13,167.5	10%
Securities
U.S. Government	33.5	23.6	42
Government Sponsored Agency and Other	7,849.1	8,085.9	(3)
Municipal	928.5	929.6	N/M
Trading Account	10.2	2.6	292

Total Securities	8,821.3	9,041.7	(2)
Loans and Leases	18,937.7	17,942.7	6

Total Earning Assets	42,232.4	40,151.9	5
Reserve for Credit Losses Assigned to Loans	(131.1)	(130.7)	N/M
Cash and Due from Banks	2,277.7	2,052.5	11
Trust Security Settlement Receivables	268.5	148.9	80
Buildings and Equipment, net	480.7	465.1	3
Other Nonearning Assets	2,633.1	2,589.0	2

Total Assets	$47,761.3	$45,276.7	5%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$9,265.4	$9,444.6	(2)%
Other Time	370.8	370.7	N/M
Foreign Office Time	18,523.5	14,865.3	25

Total Interest-Bearing Deposits	28,159.7	24,680.6	14
Borrowed Funds	5,544.3	7,188.6	(23)
Senior Notes and Long-Term Debt	1,708.9	1,339.9	28

Total Interest-Related Funds	35,412.9	33,209.1	7
Demand & Other Noninterest-Bearing Deposits	6,937.0	6,377.0	9
Other Liabilities	2,050.0	2,395.0	(14)

Total Liabilities	44,399.9	41,981.1	6
Common Equity	3,361.4	3,295.6	2

Total Liabilities and Stockholders’ Equity	$47,761.3	$45,276.7	5%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

	FIRST QUARTER
	2005	2004	% Change (*)
Assets
Money Market Assets	$11,624.7	$9,887.6	18%
Securities
U.S. Government	30.6	103.1	(70)
Government Sponsored Agency and Other	8,319.0	7,046.2	18
Municipal	921.0	886.2	4
Trading Account	5.6	3.8	46

Total Securities	9,276.2	8,039.3	15
Loans and Leases	18,067.6	17,253.5	5

Total Earning Assets	38,968.5	35,180.4	11
Reserve for Credit Losses Assigned to Loans	(130.9)	(152.3)	(14)
Nonearning Assets	4,750.0	4,494.9	6

Total Assets	$43,587.6	$39,523.0	10%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,950.9	$8,650.5	3%
Other Time	381.9	277.0	38
Foreign Office Time	14,638.0	11,556.0	27

Total Interest-Bearing Deposits	23,970.8	20,483.5	17
Borrowed Funds	7,206.0	7,364.9	(2)
Senior Notes and Long-Term Debt	1,396.9	1,490.8	(6)

Total Interest-Related Funds	32,573.7	29,339.2	11
Demand & Other Noninterest-Bearing Deposits	5,743.7	5,228.8	10
Other Liabilities	1,965.6	1,892.5	4

Total Liabilities	40,283.0	36,460.5	10
Common Equity	3,304.6	3,062.5	8

Total Liabilities and Stockholders’ Equity	$43,587.6	$39,523.0	10%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA

($ In Millions Except Per Share Data)

	2005 Quarter First	2004 Quarters
		Fourth	Third	Second	First
Net Income Summary
Trust, Investment and Other Servicing Fees	$357.2	$338.7	$327.5	$336.2	$327.9
Other Noninterest Income	92.2	99.7	79.9	102.4	98.6
Net Interest Income (Taxable Equivalent)	171.7	164.7	152.6	146.5	151.7

Total Revenue (Taxable Equivalent)	621.1	603.1	560.0	585.1	578.2
Provision for Credit Losses	—	(10.0)	—	—	(5.0)
Noninterest Expenses	395.0	399.5	377.8	377.2	377.2

Pretax Income (Taxable Equivalent)	226.1	213.6	182.2	207.9	206.0
Taxable Equivalent Adjustment	14.3	14.1	13.6	13.5	13.2
Provision for Income Taxes	72.7	66.9	53.9	63.6	65.3

Net Income	$139.1	$132.6	$114.7	$130.8	$127.5

Per Common Share
Net Income - Basic	$0.64	$0.61	$0.52	$0.60	$0.58
- Diluted	0.63	0.60	0.52	0.59	0.57
Dividend Declared	0.21	0.21	0.19	0.19	0.19
Book Value (EOP)	15.37	15.04	14.71	14.46	14.15
Market Value (EOP)	43.44	48.58	40.80	42.28	46.59

Ratios
Return on Average Common Equity	17.06%	16.29%	14.40%	16.91%	16.74%
Return on Average Assets	1.29	1.19	1.13	1.28	1.30
Net Interest Margin	1.79	1.66	1.66	1.60	1.73
Productivity Ratio - Continuing Operations	157%	151%	148%	155%	153%
Risk-based Capital Ratios
Tier 1	9.6%	11.0%	11.3%	11.1%	11.2%
Total (Tier 1 + Tier 2)	12.7	13.3	13.8	13.9	14.1
Leverage	7.1	7.6	8.1	7.9	8.0

Trust Assets Under Custody ($ in Billions) - EOP *
Corporate	$2,405.9	$2,345.1	$2,130.6	$2,023.4	$2,017.0
Personal	209.9	209.3	194.2	194.3	193.7

Total Trust Assets Under Custody	$2,615.8	$2,554.4	$2,324.8	$2,217.7	$2,210.7

Managed Assets	$588.6	$571.9	$534.6	$527.4	$520.8

Asset Quality ($ in Millions) - EOP
Nonperforming Loans	$34.0	$32.9	$64.2	$67.1	$71.6
Other Real Estate Owned (OREO)	0.1	0.2	0.5	0.8	0.5

Total Nonperforming Assets	$34.1	$33.1	$64.7	$67.9	$72.1

Nonperforming Assets / Loans & OREO	0.18%	0.18%	0.37%	0.39%	0.42%

Gross Charge-offs	$0.1	$1.1	$1.5	$0.6	$4.1
Less: Gross Recoveries	0.5	0.3	0.2	0.5	3.4

Net Charge-offs (Recoveries)	$(0.4)	$0.8	$1.3	$0.1	$0.7

Net Charge-offs (Annualized) to Average Loans	-0.01%	0.02%	0.03%	0.00%	0.02%
Reserve for Credit Losses Assigned to Loans	$131.1	$130.7	$140.4	$141.9	$143.4
Reserve to Nonaccrual Loans	386%	397%	219%	211%	200%
Reserve for Other Credit-Related Exposures	$8.6	$8.6	$9.7	$9.5	$8.1

*	Assets Under Custody do not include assets administered but not held under custody that were previously included within the category of Assets Under Administration.